Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 29, 2010, with respect to the consolidated financial statements, schedule and internal control over financial reporting, included in the Annual Report of Numerex Corp. and subsidiaries on Form 10-K for the year ended December 31, 2009.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Numerex Corp. and subsidiaries on Forms S-3 (File No. 333-114842, effective November 23, 2004, File No. 333-122681, effective August 28, 2005, File No. 333-136093, effective August 8, 2006 and File No. 333-140483, effective June 7, 2007) and on Forms S-8 (File No. 333-51780, effective December 13, 2000, File No. 333-105142, effective May 9, 2003 and File No. 333-143805, effective June 15, 2007).

/s/ Grant Thornton, LLP

Atlanta, Georgia
March 29, 2010